UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report:  October 20, 2005

(Date of earliest event reported)

INSWEB CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	0-26083	94-3220749
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation or organization)		Identification Number)

11290 Pyrites Way, Suite 200

Gold River, California 95670

(Address of principal executive offices)

(916) 853-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 19, 2005, the Compensation Committee of the Board of Directors of InsWeb Corporation approved the acceleration of vesting of all outstanding employee stock options (the “Acceleration”). The Acceleration is effective for employee stock option grants outstanding as of October 19, 2005. Approximately 496,000 options or 33% of the total outstanding options with varying remaining vesting schedules were subject to the Acceleration and became immediately exercisable.

As a result of the Acceleration, the Company expects to reduce its exposure to the effects of Financial Accounting Standards Board (“FASB”) Statement 123R, Share-Based Payment, which will require companies to recognize stock-based compensation expense associated with stock options based on the fair value method. Statement 123R is effective beginning in the first quarter of fiscal year 2006. The Company currently estimates a significant reduction in stock-based compensation expense in 2006 that would have otherwise been associated with the Acceleration.

The number of unvested common stock options included in the Acceleration that were previously granted to named executive officers and outstanding as of October 19, 2005 were as follows: Hussein A. Enan, 116,666 options;  William D. Griffin, 39,444 options;  L. Eric. Loewe, 31,113 options.

Item 2.02.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On October 20, 2005, InsWeb Corporation issued a press release announcing financial results for the three and nine months ended September 30, 2005 and the acceleration of vesting of all outstanding employee options (described in Item 1.01 above). The press release is attached to this report as Exhibit 99.1. The information contained herein and in the accompanying exhibit shall not be deemed to be incorporated by reference into any filing with the SEC made by InsWeb Corporation whether before or after the date hereof, regardless of any general incorporation language contained in such filing.

Item 9.01.  FINANCIAL STATEMENTS AND EXHIBITS

(c)           Exhibits

Exhibit No.	Description

99.1	Press Release dated October 20, 2005, entitled “InsWeb Reports Third Quarter Results.”

SIGNATURE

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 20, 2005	INSWEB CORPORATION
(Registrant)

/s/ William D. Griffin
William D. Griffin
Chief Financial Officer
(Principal Accounting Officer)